Exhibit 10.2

BUSINESS SECURITY AGREEMENT

This Business Security Agreement (“Agreement”) is made and entered into by the undersigned borrower, guarantor and/or other obligor/pledgor (the “Debtor”) in favor of U.S. BANK N.A. (the “ Bank”) as of the date set forth on the last page of this Agreement.

ARTICLE I.    SECURITY INTEREST

1.1    Grant of Security Interest.    Debtor hereby grants a security interest in and collaterally assigns the Collateral (defined below) to Bank to secure all of Debtor’s Obligations (defined below) to Bank. The intent of the parties hereto is that the Collateral secures all Obligations of Debtor to Bank, whether or not such Obligations exist under this Agreement or any other agreements, whether now or hereafter existing, between Debtor and Bank or in favor of Bank, including, without limitation, any note, any loan or security agreement, any lease, any mortgage, deed of trust or other pledge of an interest in real or personal property, any guaranty any letter of credit or banker’s acceptance, any agreement for any other services or credit extended by Bank to Debtor even though not specifically enumerated herein, and any other agreement with Bank (together and individually, the “Loan Documents”).

1.2    “Collateral”    means all of the following whether now owned or existing or hereafter acquired by Debtor (or by Debtor with spouse), wherever located (including all documents, general intangibles, additions and accessions, spare and repair parts, special tools, replacements, returned or repossessed goods and books and records relating to the following; and all proceeds, supporting obligations and products of the following) [check all that apply]:

☒
All accounts, instruments, documents, chattel paper, general intangibles, contract rights, investment property (including any securities entitlements and/or securities accounts held by Debtor), securities and certificates of deposit, deposit accounts, and letter of credit rights;

☒	All inventory:

☒	All equipment;

☐	All fixtures; and

☐	Specific Collateral (the following, whether constituting equipment, inventory, fixtures, or other collateral)

In the event the first four boxes are checked, Debtor acknowledges and agrees that, in applying the law of any jurisdiction that at any time enacts all or substantially all of the uniform provisions of Revised Article 9 of the Uniform Commercial Code (1999 Official Text), the foregoing collateral description covers all assets of Debtor. Bank may at any time and from time to time file financing and continuation statements and amendments thereto reflecting the same. Unless otherwise defined, the terms set forth in this Agreement shall have the meanings set forth in the Uniform Commercial Code as adopted in the Loan Documents and as amended from time to time. The defined terms hereunder shall be interpreted in a manner most favorable to Bank.

1.3    “Obligations” means all Debtor’s debts (except for consumer credit if Debtor is a natural person), liabilities, obligations, covenants, warranties, and duties to Bank (plus its affiliates including any credit card debt, but specifically excluding any type of consumer credit), whether now or hereafter existing or incurred, whether liquidated or unliquidated, whether absolute or contingent, whether arising out of the Loan Documents or otherwise, and all other debts and obligations due Bank under any lease, agricultural, real estate or other financing transaction and regardless of whether such financing is related in time or type to the financing provided at the time of grant of this security interest, and regardless of whether such Obligations arise out of existing or future credit granted by Bank to any Debtor, to any Debtor and others, to others guaranteed, endorsed or otherwise secured by any Debtor or to any debtor-in-possession or other successor-in-interest of any Debtor, and including principal, interest, fees, expenses and charges relating to any of the foregoing.

ARTICLE II.    WARRANTIES AND COVENANTS

In addition to all other warranties and covenants of Debtor under the Loan Documents which are expressly incorporated herein as, part of this Agreement and while any part of the credit granted Debtor under the Loan Documents is available or any Obligations of Debtor to Bank are unpaid or outstanding, Debtor continuously warrants and agrees as follows:

2.1    Debtor’s Name, Location; Notice of Location Changes.    Except as indicated in the Article 9 Certificate executed by Debtor and made a part hereof, Debtor’s name and organizational structure has remained the same during the past five (5) years. Debtor will continue to use only the name set forth with Debtor’s signature unless Debtor gives Bank prior written notice of any change. Furthermore, Debtor shall not do business under another name nor use any trade name without giving ten (10) days prior written notice to Bank. Debtor will not change its status or organizational structure without the prior written consent of Bank. Debtor will not change its location or registration (if Debtor is a registered organization) to another state without prior written notice to Bank. The address appearing in the Article 9 Certificate is Debtor’s chief executive office (or residence if Debtor is a sole proprietor).

2.2    Status of Collateral.    All Collateral is genuine and validly existing. Except for items of insignificant value or as otherwise reflected in writing by Debtor to Bank under a borrowing base or otherwise, (i) Collateral constituting inventory, equipment and fixtures is in good condition, not obsolete and is either currently saleable or usable; and (ii) Collateral constituting accounts, contract rights, notes, chattel paper and other third-party obligations to pay is fully enforceable in accordance with its terms and not subject to return, dispute, setoff, credit allowance or adjustment, except for discounts for prompt payment. Unless Debtor provides Bank with written notice to the contrary, Debtor has no notice or knowledge of anything that would impair the ability of any third-party obligor to pay any debt to Debtor when due.

2.3    Ownership; Maintenance of Collateral; Restrictions on Liens and Dispositions.    Debtor is the sole owner of the Collateral free of all liens, claims, other encumbrances and security interests except as permitted in writing by Bank. Debtor shall: (i) maintain the Collateral in good condition and repair (reasonable wear and tear excepted), and not permit its value to be impaired; (ii) not permit waste, removal or loss of identity of the Collateral; (iii) keep the Collateral free from all liens, executions, attachments, claims, encumbrances and security interests (other than Bank’s paramount security interest and those permitted in writing by Bank); (iv) defend the Collateral against all claims and legal proceedings by persons other than Bank; (v) pay and discharge when due all taxes, levies and other charges or fees upon the Collateral except for payment of taxes contested by Debtor in good faith by appropriate proceedings so long as no levy or lien has been imposed upon the Collateral; (vi) not lease, sell or transfer the Collateral to any party nor move it to any new location outside of the ordinary course of business; (vii) not permit the Collateral, without the consent of Bank, to become a fixture or an accession to other goods; (viii) not permit the Collateral to be used in violation of any applicable law, regulation or policy of insurance; and, (ix) as to the Collateral consisting of instruments and chattel paper, preserve Bank’s rights in it against air other parties. Notwithstanding the above, Debtor may sell, lease or transfer inventory in the ordinary course of its business provided that no sale, lease or transfer shall include any transferor sale in satisfaction (partial or complete) of a debt owed by Debtor; title will not pass to buyer until Debtor physically delivers the goods to buyer or Debtor ships the goods F.O.B. to buyer’s destination; and sales and/or leases to Debtor’s affiliates shall be for fair market value, cash on delivery, with the proceeds remitted to Bank.

2.4    Maintenance of Security Interest; Purchase Money Security Interests.    Debtor shall take any action requested by Bank to preserve the Collateral and to establish the value of, the priority of, to perfect, to continue the perfection of or to enforce Bank’s interest in the Collateral and Bank’s rights under this Agreement; and shall pay all costs and expenses related thereto. Debtor shall also cooperate with Bank in obtaining control (for purposes of perfection under the Uniform Commercial Code) of Collateral consisting of deposit accounts, investment property, letter of credit rights, electronic chattel paper and any other collateral where Bank may obtain perfection through control. Debtor hereby authorizes Bank to take any and all actions described above and in place of Debtor with respect to the Collateral and hereby ratifies any such actions Bank has taken prior to the date of this Agreement and hereafter, which actions may include, without limitation, filing UCC financing statements and obtaining or attempting to obtain control agreements from holders of the Collateral. Debtor and Bank intend to maintain the full effect of any purchase money security interest granted in favor of Bank notwithstanding the fact that the Collateral so purchased is also pledged as security for other Obligations under the Loan Documents.

2.5    Collateral Inspections; Modifications and Changes in Collateral.    At reasonable times, Bank may examine the Collateral and Debtor’s records pertaining to it, wherever located, and make copies of such records at Debtor’s expense; and Debtor shall assist Bank in so doing. Without Bank’s prior written consent, Debtor shall not alter, modify, discount, extend, renew or cancel any Collateral, except for ordinary discounts for prompt payment on accounts, physical modifications to the inventory occurring in the manufacturing process or alterations to equipment which do not materially affect its value. Debtor shall promptly notify Bank in writing of any material change in the condition of the Collateral and of any change in location of the Collateral.

2.6    Collateral Records, Reports and Statements.    Debtor shall keep accurate and complete records respecting the Collateral in such form as Bank may approve. At such times as Bank may require, Debtor shall furnish to Bank any records/information Bank might require, including, without limitation, a statement certified by Debtor and in such form and containing such information as may be prescribed by Bank showing the current status and value of the Collateral.

2.7    Chattel Paper, Instruments, Etc.    Chattel paper, instruments, drafts, notes, acceptances, and other documents which constitute Collateral shall be on forms satisfactory to Bank. Debtor shall promptly mark chattel paper to indicate conspicuously Bank’s security interest therein, shall not deliver any chattel paper or negotiable instruments to any other entity and, upon request, shall deliver any original chattel paper, instruments, drafts, notes, acceptances and other documents which constitute Collateral to Bank.

2.8    United States Government Contracts.    If any accounts or contract rights arose out of contracts with the United States or any of its departments, agencies or instrumentalities, Debtor shall promptly notify Bank and execute any writings required by Bank so that any money due or to become due under such contracts shall be assigned to Bank under the Federal Assignment of Claims Act.

2.9    Environmental Matters.    Except as disclosed in a written schedule attached to this Agreement (if no schedule is attached, there are no exceptions), there exists no uncorrected violation by Debtor of any federal, state or local laws (including statutes, regulations, ordinances or other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or Hazardous Substances as hereinafter defined, whether such laws currently exist or are enacted in the future (collectively “Environmental Laws’). The term “Hazardous Substances” shall mean any hazardous or toxic wastes, chemicals or other substances, the generation, possession or existence of which is prohibited or governed by any Environmental Laws. Debtor is not subject to any judgment, decree, order or citation, or a party to (or threatened with) any litigation or administrative proceeding, which asserts that Debtor (i) has violated any Environmental Laws; (ii) is required to clean up, remove or take remedial or other action with respect to any Hazardous Substances (collectively “Remedial Action”); or (iii) is required to pay all or a portion of the cost of any Remedial Action, as a potentially responsible party. There are not now, nor to Debtor’s knowledge after reasonable investigation have there ever been, any Hazardous Substances (or tanks or other facilities for the storage of Hazardous Substances) stored, deposited, recycled or disposed of on, under or at any real estate owned or occupied by Debtor during the periods that Debtor owned or occupied such real estate, which if present on the real estate or in soils or ground water, could require Remedial Action. To Debtor’s knowledge, there are no proposed or pending changes in Environmental Laws which would adversely affect Debtor or its business, and there are no conditions existing currently or likely to exist while the Loan Documents are in effect which would subject Debtor to Remedial Action or other liability. Debtor currently complies with and will continue to timely comply with all applicable Environmental Laws; and will provide Bank, immediately upon receipt, copies of any correspondence, notice, complaint, order or other document from any source asserting or alleging any circumstance or condition which requires or may require a financial contribution by Debtor or Remedial Action or other response by or on the part of Debtor under Environmental Laws, or which seeks damages or civil, criminal or punitive penalties from Debtor for an alleged violation of Environmental Laws.

2.10    Insurance.    Debtor will maintain insurance to such extent, covering such risks and with such insurers as is usual and customary for businesses operating similar properties, and as is satisfactory to Bank, including insurance for fire and other risks insured against by extended or comprehensive coverage, public liability insurance and workers’ compensation insurance; and will designate Bank as loss payee with a “Lender’s Loss Payable” endorsement on any casualty policies and take such other action as Bank may reasonably request to ensure that Bank will receive (subject to no other interests) the insurance proceeds of the Collateral. Debtor hereby assigns all insurance proceeds to and irrevocably directs, while any Obligations remain unpaid, any insurer to pay to Bank the proceeds of all such insurance and any premium refund; and authorizes Bank to endorse Debtor’s name to effect the same, to make, adjust or settle, in Debtor’s name, any claim on any insurance policy relating to the Collateral; and, at the option of Bank, to apply such proceeds and refunds to the Obligations or to restoration of the Collateral, returning any excess to Debtor. In the event of any failure of the Debtor to obtain or maintain any insurance required hereunder, the Bank shall have the authority, but not the obligation, to obtain any such insurance coverage, and the Debtor shall immediately reimburse the Bank for the cost thereof, together with interest on such amount at the highest rate of interest then accruing on any of the Obligations.

ARTICLE III.    COLLECTIONS

3.1    Deposit with Bank.    At any time Bank may require that all proceeds of Collateral received by Debtor shall be held by Debtor upon an express trust for Bank, shall not be commingled with any other funds or property of Debtor and shall be turned over to Bank in precisely the form received (but endorsed by Debtor, if necessary for collection) not later than the business day following the day of their receipt. All proceeds of Collateral received by Bank directly or from Debtor shall be applied against the Obligations in such order and at such times as Bank shall determine.

ARTICLE IV.    RIGHTS AND DUTIES OF BANK

In addition to all other rights (including setoff) and duties of Bank under the Loan Documents which are expressly incorporated herein as a part of this Agreement, the following provisions shall also apply:

4.1    Authority to Perform for Debtor.    Debtor presently appoints any officer of Bank as Debtor’s attorney-in-fact (coupled with an interest and irrevocable while any Obligations remain unpaid to do any of the following upon default by Debtor hereunder (notwithstanding any notice requirements or grace/cure periods under this or other agreements between Debtor and Bank): (i) to file, endorse or place the name of Debtor on any invoice or document of title relating to accounts, drafts against customers, notices to customers, notes, acceptances, assignments of government contracts, instruments, financing statements, checks, drafts, money orders, insurance claims or payments or other documents evidencing payment or a security interest relating to the Collateral; (ii) to receive, open and dispose of all mail addressed to Debtor and to notify the Post Office authorities to change the address for delivery of mail addressed to Debtor to an address designated by Bank; (iii) to do all such other acts and things necessary to carry out Debtor’s duties under this Agreement and the other loan Documents; and (iv) to perfect, protect and/or realize upon Bank’s interest in the Collateral. If the Collateral includes funds or property in depository accounts, Debtor authorizes each of its depository institutions to remit to Bank, without liability to Debtor, all of Debtor’s funds on deposit with such institution upon written direction by Bank after default by Debtor hereunder. All acts by Bank are hereby ratified and approved, and Bank shall not be liable for any acts of commission or omission, nor for any errors of judgment or mistakes of fact or law.

4.2    Verification and Notification; Bank’s Rights.    Bank may verify Collateral in any manner, and Debtor shall assist Bank in so doing. Upon the occurrence of a default hereunder, Bank may at any time and Debtor shall, upon request of Bank, notify the account debtors to make payment directly to Bank; and Bank may enforce collection of, sell, settle, compromise, extend or renew the indebtedness of such account debtors; all without notice to or the consent of Debtor. Until account debtors are so notified, Debtor, as agent of Bank, shall make collections on the Collateral. Bank may at any time notify any bailee possessing Collateral to turn over the Collateral to Bank.

4.3    Collateral Preservation.    Bank shall use reasonable care in the custody and preservation of any Collateral in its physical possession but in determining such standard of reasonable care, Debtor expressly acknowledges that Bank has no duty to: (i) insure the Collateral against hazards; (ii) ensure that the Collateral will not cause damage to property or injury to third parties; (iii) protect it from seizure, theft or conversion by third parties, third parties’ claims or acts of God; (iv) give to Debtor any notices received by Bank regarding the Collateral; (v) perfect or continue perfection of any security interest in favor of Debtor; (vi) perform any services, complete any work-in-process or take any other action in connection with the management or maintenance of the Collateral; or (vii) sue or otherwise effect collection upon any accounts even if Bank shall have made a demand for payment upon individual account debtors. Notwithstanding any failure by Bank to use reasonable care in preserving the Collateral, Debtor agrees that Bank shall not be liable for consequential or special damages arising therefrom.

ARTICLE V.    DEFAULTS AND REMEDIES

Bank may enforce its rights and remedies under this Agreement upon default. A default shall occur if Debtor fails to comply with the terms of any Loan Documents (including this Agreement or any guaranty by Debtor) a demand for payment is made under a demand loan, or any other obligor fails to comply with the terms of any Loan Documents for which Debtor has given Bank a guaranty or pledge.

5.1    Cumulative Remedies; Notice; Waiver.    In addition to the remedies for default set forth in the Loan Documents, Bank upon default shall have all other rights and remedies for default provided by the Uniform Commercial Code, as well as any other applicable law and this Agreement, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO REPOSSESS, RENDER UNUSABLE AND/OR DISPOSE OF THE COLLATERAL WITHOUT JUDICIAL PROCESS. The rights and remedies specified herein are cumulative and are not exclusive of any rights or remedies which Bank would otherwise have. With respect to such rights and remedies:

(a)  Assembling Collateral; Storage; Use of Debtor’s Name/Other Property.    Bank may require Debtor to assemble the Collateral and to make it available to Bank at any convenient place designated by Bank. Debtor recognizes that Bank will not have an adequate remedy in law if this obligation is breached and accordingly, Debtor’s obligation to assemble the Collateral shall be specifically enforceable. Bank shall have the right to take immediate possession of said Collateral and Debtor irrevocably authorizes Bank to enter any of the premises wherever said Collateral shall be located, and to store, repair, maintain, assemble, manufacture, advertise and sell, lease or dispose of (by public sale or otherwise) the same on said premises until sold, all without charge or rent to Bank. Bank is hereby granted an irrevocable license to use, without charge, Debtor’s equipment, inventory, labels, patents, copyrights, franchises, names, trade secrets, trade names, trademarks and advertising matter and any property of a similar nature; and Debtor’s rights under all licenses and franchise agreements shall inure to Bank’s benefit. Further, Debtor releases Bank from obtaining a bond or surety with respect to any repossession and/or disposition of the Collateral.

(b)  Notice of Disposition.    Written notice, when required by law, sent to any address of Debtor in this Agreement, at least five (5) calendar days (counting the day of sending) before the date of a proposed disposition of the Collateral is reasonable notice but less notice may be reasonable under the circumstances. Notification to account debtors by Bank shall not be deemed a disposition of the Collateral. Notice of any record shall be deemed delivered when the record has been (a) deposited in the United States Mail, postage pre-paid, (b) received by overnight delivery service, (c) received by telex, (d) received by telecopy, (e) received through the internet, or (f) when personally delivered.

(c)  Possession of Collateral/Commercial Reasonableness.    Bank shall not, at any time, be obligated to either take or retain possession or control of the Collateral. With respect to Collateral in the possession or control of Bank, Debtor and Bank agree that as a standard for determining commercial reasonableness, Bank need not liquidate, collect, sell or otherwise dispose of any of the Collateral if Bank believes, in good faith, that disposition of the Collateral would not be commercially reasonable, would-subject Bank to third-party claims or liability, that other potential purchasers could be attracted or that a better price could be obtained if Bank held the Collateral for up to 2 years. Bank may sell Collateral without giving any warranties and may specifically disclaim any warranties of title or the like. Furthermore, Bank may sell the Collateral on credit (and reduce the Obligations only when payment is received from the buyer), at wholesale and/or with or without an agent or broker; and Bank need not complete, process, repair, clean-up or otherwise prepare the Collateral prior to disposition. If the purchaser fails to pay for the Collateral, Bank my resell the Collateral and Debtor shall be credited with the cash proceeds of the sale. Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d)  Waiver by Debtor.    Bank has no obligation and Debtor waives any obligation to attempt to satisfy the Obligations by collecting the obligations from any third parties and Bank may release, modify or waive any collateral provided by any third party to secure any of the Obligations, all without affecting Bank’s rights against Debtor. Debtor further waives any obligation on the part of Bank to marshal any assets in favor of Debtor or in payment of the Obligations. Notwithstanding any provisions in this Agreement or any other agreement between Debtor and Bank, Debtor does not waive any statutory rights except to the extent that the waiver thereof is permitted by law.

(e)  Waiver by Bank.    Bank may permit Debtor to attempt to remedy any default without waiving its rights and remedies hereunder, and Bank may waive any default without waiving any other subsequent or prior default by Debtor. Furthermore, delay on the part of Bank in exercising any right, power or privilege hereunder or at law shall not operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude other exercise thereof or the exercise of any other right, power or privilege. No waiver or suspension shall be deemed to have occurred unless Bank has expressly agreed in writing specifying. such waiver or suspension.

ARTICLE VI.    MISCELLANEOUS

All other provisions in the Loan Documents are expressly incorporated as a part of this Agreement.

All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Agreement, are hereby expressly incorporated by reference.

IN WITNESS WHEREOF, the undersigned has/have executed this BUSINESS SECURITY AGREEMENT as MARCH 20, 2002.

(Individual Debtor)			NUTECH DIGITAL, INC.

Debtor Name (Organization)

		(SEAL)	a	CALIFORNIA Corporation

			By:	/s/ LEE KASPER

Debtor Name	N/A

			Name and Title:	Lee Kasper, President

(SEAL)

By:

Debtor Name	N/A		Name and Title:

INSURANCE COVERAGE FOR THE BENEFIT OF THE BANK

TO: INSURANCE AGENT	OWNER:

PCPP4006078	NUTECH DIGITAL, INC
Policy Number	Name

310-207-7737	15210 KESWICK STREET
Telephone Number	Address

COAST INSURANCE AGENCY	VAN NUYS, CA 91405
Insurance Company Name	City State Zip Code

Insurance Agent’s Name

11611 SAN VICENTE BLVD., SUITE 720

Address

LOS ANGELES,	CA	90049

City	State	Zip Code

As set forth below, this is a request and authorization that you name U.S. BANK N.A. (“the Bank”) as “Lenders Loss Payee” and/or “Mortgage Payee” under our property coverage from COAST INSUARANCE AGENCY (insert name of insurance company as follows:

(Fill Out the Appropriate Sections)

☒    Lenders Loss Payee on all our tangible personal property (inventory/equipment) in the minimum amount of $50,000.00 and on any Business Interruption Insurance we have bound.

☐    Lenders Loss Payee on that equipment described below or on the attached sheet in the minimum amount of $

☐    Lenders Loss Payee on motor vehicles up to their insurable value, as described below or on the attached sheet.

Year	Make	Model	VIN/Serial #

Year	Make	Model	VIN/Serial #

☐    Mortgage Payee on real estate at the following locations with coverage in the amounts specified:

$

Address City State	Amount of Coverage

$

Address City State	Amount of Coverage
$

Address City State	Amount of Coverage

The Bank will require a binder or certificate showing such coverage and listing the Bank as Lenders Loss Payee and/or Mortgage Payee as stated above, or, alternatively, please provide the Bank with language from the policy showing its “Lender Loss Payee” and/or “Mortgage Payee” coverage. Such coverage should insure that the Bank is paid in the event of loss despite any neglect on our part, and that the Bank is given prior notice of cancellation.

Lastly, the Bank requires that there be no other loss payee and/or mortgage payee on its collateral without its consent. If there presently exists any other loss payee and/or mortgage payee on such collateral, please itemize such parties and their insured collateral on a separate attachment.

Please send the binder/certificate and any applicable loss payee/mortgage list to:

U.S. Bank N.A.
Attn:    Corporate Loan Servicing Center
            Commercial Collateral
#651730594318/26
555 SW Oak PD_OR_P7LD
Portland, OR 97204

Please direct any questions regarding this request to: 1-503-275-7136.

Thank you for your assistance.

Nutech Digital, Inc.
(Owner Name)

By: /s/ LEE KASPER
(Owner’s Signature)

Name and Title: Lee Kasper, President
(For Company Only)

ADDENDUM TO AMENDMENT TO LOAN AGREEMENT AND NOTE

This Addendum is made part of the Amendment to Loan Agreement and Note (the “Amendment”) made and entered into by and between the undersigned borrower (the “Borrower”) and the undersigned bank (the “Bank”) as of the date identified below. The following provisions are hereby added to the Agreement, (or to the extent such provisions already exist, are hereby modified) as follows.

1)  Borrower agrees with Bank that the section titled “Financial Statements” has been modified and replaced with:

Furnish Bank with, as soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year, Borrower’s balance sheet and income statement for the year ended, audited by a certified public accountant satisfactory to Bank, and, as soon as available, but in no event later than sixty (60) days after the end of each fiscal quarter, Borrower’s balance sheet and profit and loss statement for the period ended, reviewed by a certified public accountant satisfactory to Bank. All financial reports required to be provided under this Agreement shall be prepared in accordance with generally accepted accounting principles, applied on a consistent basis, and certified by Borrower as being true and correct.

2)  Borrower agrees with Bank that Borrower shall rest the Line of Credit facility with no outstanding principal balance for a minimum of thirty (30) consecutive days during the term of the loan.

Dated: March 20, 2002

NUTECH DIGITAL, INC.

By:	/s/ LEE KASPER
Lee Kasper, President

11

Due April 30th 2003

Customer # 6517305943
Loan # 18/26

AMENDMENT TO LOAN AGREEMENT AND NOTE

This amendment (the “Amendment”) dated as of the date specified below, is by and between the borrower (the “Borrower”) and the bank (the “Bank”) identified below.

RECITALS

A.    The Borrower and the Bank have executed a Loan Agreement (the “Agreement”) dated MARCH 20, 2001 and the Borrower has executed a Note (the “Note”), dated MARCH 20, 2001, either or both which may have been amended from time to time, and the Borrower (and if applicable, certain third parties) have executed the collateral documents which may or may not be identified in the Agreement and certain other related documents (collectively the “Loan Documents”), setting forth the terms and conditions upon which the Borrower may obtain loans from the Bank from time to time in the original amount of $ 500,000.00, as may be amended from time to time.

B.    The Borrower has requested that the Bank permit certain modifications to the Agreement and Note as described below.

C.    The Bank has agreed to such modifications, but only upon the terms and conditions outlined in this Amendment.

TERMS OF AGREEMENT

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Borrower and the Bank agree as follows:

☒  Extension of Maturity Date.    If checked here, any references in the Agreement or Note to the maturity date or date of final payment are hereby deleted and replaced with “APRIL 30, 2003”.

☒  Change in Maximum Loan Amount.    If checked here, all references to “$ 500,000.00” in the Agreement and in the Note (whether or not numerically) as the maximum loan amount which may be borrowed from time to time are hereby deleted and replaced with “$ 650.000.00”.

☐  Change in Multiple Advance Termination Date.    If checked here, all references to “ N/A” as the termination date for multiple advances are hereby deleted and replaced with “N/A”.

Change in Financial Covenant(s).

(i)  ☐   If checked here, all references to “$            ” in the Agreement as the minimum Net Working Capital amount are hereby deleted and replaced with “$            ” for the period beginning             and thereafter.

(ii)  ☒  If checked here, all references to “$400,000.00” in the Agreement as the minimum Tangible Net Worth amount are hereby deleted and replaced with “$1,000,000.00”, for the period beginning 03/20/02 and thereafter.

(iii)  ☒  If checked here, all references to “4.50 TO 1.00” in the Agreement as the maximum Debt to Worth Ratio are hereby deleted and replaced with “4.00 TO 1.00” for the period beginning 03/20/02 and thereafter.

(iv)  ☐  If checked here, all references to “            ” in the Agreement as the minimum Current Ratio are hereby deleted and replaced with “            “ for the period beginning                  and thereafter.

(v)  ☐  If checked here, all references to “$            ” in the Agreement as the maximum Capital Expenditures amount are hereby deleted and replaced with “$            ” for the period beginning                  and thereafter.

(vi)  ☐  If checked here, all references to “            ” in the Agreement as the minimum Cash Flow Coverage Ratio are hereby deleted and replaced with “            ” for the period beginning                  and thereafter.

(vii)  ☐  If checked here, all references to “$            ” in the Agreement as the maximum Officers, Directors, Partners, and Management Salaries and Other Compensation amount are hereby deleted and replaced with “$            ” for the period beginning                  and thereafter.

☐  Change in Payment Schedule.    If checked here, effective upon the date of this Amendment, any payment terms are amended as follows:

☐  Change in Late Payment Fee.    If checked here, subject to applicable law, if any payment is not made on or before its due date, the Bank may collect a delinquency charge of             % of the unpaid amount. Collection of the late payment fee shall not be deemed to be a waiver of the Bank’s right to declare a default hereunder.

Effectiveness of Prior Documents.    Except as specifically amended hereby, the Agreement, the Note and the other Loan Documents shall remain in full force and effect in accordance with their respective terms. All warranties and representations contained in the Agreement and the other Loan Documents are hereby reconfirmed as of the date hereof All collateral previously provided to secure the Agreement and/or Note continues as security, and all guaranties guaranteeing obligations under the Loan Documents remain in full force and effect. This is an amendment, not a novation.

Preconditions to Effectiveness.    This Amendment shall only become effective upon execution by the Borrower and the Bank, and approval by any other third party required by the Bank.

No Waiver of Defaults; Warranties.    This Amendment shall not be construed as or be deemed to be a waiver by the Bank of existing defaults by the Borrower, whether known or undiscovered. All agreements, representations and warranties made herein shall survive the execution of this Amendment.

Counterparts.    This Amendment may be signed in any number of counterparts, each of which shall be considered an original, but when taken together shall constitute one document.

Authorization.    The Borrower represents and warrants that the execution, delivery and performance of this Amendment and the documents referenced herein are within the authority of the Borrower and have been duly authorized by all necessary action.

Attachments.    All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Amendment, are hereby expressly incorporated herein by reference.

March 20, 2002
Dated as of:

NUTECH DIGITAL, INC.

(Individual Borrower)			Borrower Name (Organization)

		(SEAL)	a	CALIFORNIA Corporation

			By:	/s/ LEE KASPER

Borrower Name
Name and Title: Lee Kasper, President
	N/A	(SEAL)

By:

Borrower Name			Name and Title:
N/A

Agreed to:

U.S. BANK N.A.

(Bank)

By:	/s/ GUS GMUSAYNT

Name and Title: Gus Gmusaynt, Vice President

For additional terms see attached addendum

AUTHORIZATION FOR PREAUTHORIZED
DEBITS FOR PAYMENT OF LOANS

1.    NuTech Digital. Inc.    (“Customer”) hereby authorizes and requests U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”) to initiate debit entries (“withdrawals”) from the account indicated below and to transfer the withdrawn funds in accordance with the following instructions.

2.    The withdrawals shall be made from:  ☒  Checking  ☐  Savings  ☐  Money Market

Account Number 1-534-9182-4642
Maintained at X Branch           Bk TR/ABA No.
City Encino State CA Zip 91436

3.    The withdrawn funds shall be transferred to U.S. Bank for application to:

Loan Number                  (the “Loan”)
Maintained at                            Bk TR/ABA No.
City                          State      Zip             .

4.    The amount of each withdrawal shall be:

☐  A fixed amount of $
☐  An amount equal to each scheduled payment periodically due on the Loan of (select only one):
☐  Accrued Interest only  ☐  Designated Principal Payment plus Accrued Interest
☐  Designated Principal Payment only  ☐  Designated Payment of Principal and Interest

U.S. Bank may apply the amount withdrawn as authorized pursuant to the documents governing the Loan.

5.    Withdrawals shall be made on each payment due date of the Loan, which is the:

☐           day of each calendar month
☐           day of each              (list applicable month(s) for quarterly, semi-annual or annual payments)
☐           day of each calendar month beginning                  through and including and on the          day of each (list applicable month(s)) thereafter.

If this box is checked  ☐, notwithstanding the foregoing, Customer acknowledges that U.S. Bank will not make a withdrawal on the final payment due date of the Loan and that U.S. Bank will bill Customer for such final payment.

Withdrawals shall be made on each day indicated above or on the following business day if that day falls on a Saturday, Sunday or legal holiday in the state where the depository account is held.

If there are insufficient funds in the account described above or U.S. Bank is otherwise unable to make any preauthorized debit, U.S. Bank may, at its option, (a) make the automatic debit notwithstanding insufficient available funds and allow the account to become temporarily overdrawn, or (b) refuse to make the automatic debit, in which case Customer agrees to separately make Customer’s Loan payment. Customer agrees to pay all fees on the account resulting from the automatic debits, including any overdraft/NSF charges, and the amount of any resulting overdraft.

Note: If the account indicated in paragraph 2 above is a Money Market Account, the number and frequency of withdrawals is limited as set out in Customers Agreement with U.S. Bank governing such Money Market Account.

6.    Customer acknowledges and agrees that U.S. Bank may cancel this automatic withdrawal service at any time and will endeavor to give written notice to Customer of such cancellation.

7.    Subject to paragraph 6 above, this authorization shall remain in full force and effect until U.S. Bank has received written notification from Customer that this authorization is terminated in such time as to afford U.S. Bank a reasonable opportunity to act on it.

Customer acknowledges receipt of a signed copy of this authorization.

NAME: /S/ LEE KASPER	TITLE

BY:	DATE: